UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 30, 2020

NeuBase Therapeutics, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-35963	46-5622433
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

700 Technology Drive, Pittsburgh, PA	15219
(Address of Principal Executive Offices)	(Zip Code)

(646) 450-1790
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	NBSE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR § 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR § 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 30, 2020, NeuBase Therapeutics, Inc. (the “Company”) appointed Dr. Curt Bradshaw, Ph.D., 55, as the Company’s Chief Scientific Officer, effective December 1, 2020. There are no reportable family relationships or related party transactions (as defined in Item 404(a) of Regulation S-K) involving the Company and Dr. Bradshaw. Dr. Bradshaw will report to Dr. Dietrich Stephan, the Company’s President and Chief Executive Officer, and he will work from and assist in establishing a new office and laboratory of the Company in San Diego, California.

Prior to joining the Company, Dr. Bradshaw served as Chief Scientific Officer of Arrowhead Pharmaceuticals, Inc. (Nasdaq: ARWR), a biotechnology company focused on treating intractable diseases by using RNA interference to silence genes that cause such diseases, from November 2019 to November 2020. From November 2018 to November 2019, Dr. Bradshaw was President, Chief Scientific Officer and a member of the board of directors of Tollnine, a company he co-founded to develop novel antibody conjugates for immuno-oncology. From 2012 to 2018, he was Chief Scientific Officer and a member of the board of directors of Solstice Biologics, where he managed and oversaw all company operations and research exploring novel siRNA technologies for the development of human therapeutics. Before Solstice, Dr. Bradshaw was Vice President of Research and Development and Chief Scientific Officer at Traversa Therapeutics where he had primary R&D oversight and was a key strategic contributor to internal technology development, business strategy, and oversaw research alliances with multiple major pharmaceutical collaborators. Prior to Traversa, he spent seven years at CovX Research, a cornerstone of the Pfizer, Inc. Bioinnovation and Biotherapeutics Center, where he was a member of the research, development and corporate teams providing strategic and tactical support for research and development programs, co-developing the research pipeline and feeding the clinical portfolio. He also oversaw chemistry efforts ranging from basic research through active pharmaceutical ingredient manufacturing. Prior to CovX, he spent four years at Ligand Pharmaceuticals and was responsible for the chemical development of clinical-phase active pharmaceutical ingredients. Dr. Bradshaw started his career at Abbott Laboratories, where he spent six years as a Research Chemist, Senior Research Chemist and Project Leader. He received a Ph.D. in Organic Chemistry from Texas A&M University.

On November 30, 2020, the Company entered into an offer letter with Dr. Bradshaw (the “Offer Letter”). Pursuant to the Offer Letter, Dr. Bradshaw’s annual salary will be $400,000, and he will be eligible for an annual performance bonus with a target of 40% of his base salary. He will also be paid a one-time signing bonus in the amount of $150,000, subject to repayment for resignation for good reason or termination for cause within six months of joining the Company. Dr. Bradshaw’s employment will be on an “at will” basis. Additionally, the Company granted Dr. Bradshaw an option to purchase 250,000 shares of the Company’s common stock (the “Option”) under the Company’s 2019 Stock Incentive Plan (the “2019 Plan”). Subject to Dr. Bradshaw’s continued employment with the Company, 1/4th of the shares underlying the Option will vest on the first anniversary of Dr. Bradshaw’s start date, and 1/36th of the remaining shares underlying the Option will vest at the end of each calendar month thereafter. Dr. Bradshaw also entered into the Company’s standard indemnification agreement and standard confidentiality and invention assignment agreement with the Company.

If Dr. Bradshaw is terminated by us without cause or Dr. Bradshaw resigns for good reason (defined generally as a reduction in his salary amongst similarly-situated employees, relocation, or a material diminution in title, duties or responsibilities), in either case, within twelve months following a change in control (as defined in the 2019 Plan), then, subject to execution and delivery of a general release of all claims, his then outstanding, unvested Option, if any, will vest and be exercisable as to all of the covered shares. If Dr. Bradshaw is terminated by us without cause (whether or not in connection with a change in control), we will be obligated to pay Dr. Bradshaw (1) severance pay at a rate equal to 100% of his base salary for a period of twelve months from the date of termination, (2) reimbursement of twelve months of health benefits (COBRA subsidization) in accordance with the Company’s standard expense reimbursement procedures and (3) subject to the discretion of our board of directors, a prorated portion of his annual bonus target for the year of termination.

The foregoing description of the Offer Letter does not purport to be complete and is qualified in its entirety by reference to the full text of the Offer Letter, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01.	Other Events.

On December 2, 2020, the Company issued a press release announcing the appointment of Dr. Bradshaw as the Company’s Chief Scientific Officer. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Offer Letter of Employment, dated November 30, 2020, by and between NeuBase Therapeutics, Inc. and Curt Bradshaw.
99.1	Press Release, dated December 2, 2020.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEUBASE THERAPEUTICS, INC.
(Registrant)

Date: December 2, 2020	By:	/s/ Sam Backenroth
Sam Backenroth
Chief Financial Officer